Exhibit 99.1

NEWS RELEASE

Visteon Releases Preliminary Fourth Quarter and Full Year 2004 Results

2004 Highlights

•	Non-Ford revenue tops $5.7 billion, up 36 percent

•	Full year revenue of $18.7 billion

•	Strong new business wins continue in growth products

•	Constructive, ongoing discussions with Ford

VAN BUREN TOWNSHIP, Michigan, Jan. 31, 2005 — Visteon Corporation (NYSE:VC) today announced preliminary fourth quarter and full year results for 2004. For the fourth quarter 2004, Visteon reported revenue of $4.7 billion, up 5 percent compared with the same period in 2003. These results were driven by a 35 percent increase in non-Ford revenue. Non-Ford revenue for the quarter totaled a record $1.6 billion, up more than 7 percentage points from the same period last year.

For the full year 2004, revenue totaled $18.7 billion, up $1 billion compared to 2003, despite a $460 million decline in Ford revenue. Full-year non-Ford revenue reached a record $5.7 billion, up 36 percent over 2003. Full-year non-Ford revenue represented 30 percent of total revenue.

“Our record non-Ford revenue growth in 2004 exceeded our expectations and serves as testament to the innovative products customers are counting on us to deliver,” said Mike Johnston, president and chief executive officer. “Our new business wins in 2004 continue to be in the growth products that are core to our success – interiors, climate and electronics, including lighting. We’ve strengthened our competitive position to serve customers around the globe by opening and expanding technical centers in every region.

“We have implemented programs to reduce headcount and costs in the United States, but material surcharges and lower North American Ford production have put significant pressure on our operating results. As we announced last September, we are exploring strategic and structural changes to our U.S. operations to achieve a sustainable and competitive business. We are having constructive and ongoing discussions with Ford about such changes.”

Visteon’s results are preliminary because, during the course of the year-end closing process, errors were discovered in the company’s accounting for certain retiree health care and pension benefits, and income taxes. Management has made an initial evaluation of the impact of these errors and has included preliminary financial results reflecting these estimates. Because of these errors, Visteon is, in consultation with its independent registered public accounting firm, PricewaterhouseCoopers LLP, reviewing prior reports filed with the Securities and Exchange Commission to determine if any other adjustments or corrections are necessary. Visteon has not identified any other necessary adjustments at this time.

Fourth Quarter 2004

     During the fourth quarter of 2004, Visteon changed the method of determining the cost of production inventory for U.S. locations from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO)

Contact(s):	Media Inquiries	Analyst Inquiries	Visteon Corporation
	Kimberly A. Welch	Derek Fiebig	One Village Center Drive
	734-710-5593	734-710-5800	Van Buren Twp., Mich., 48111
	kwelch5@visteon.com	dfiebig@visteon.com

method. Visteon believes the FIFO method of inventory costing will provide more meaningful information to investors and conforms all inventories to the same FIFO basis. In accordance with Accounting Principles Board Opinion No. 20, “Accounting Changes”, a change from the LIFO method of inventory costing to another method is considered a change in accounting principle that should be applied by retroactively restating all prior periods.

For the fourth quarter 2004 Visteon reported a net loss of $115 million, or $0.92 per share. These results include $41 million of after-tax special charges, or $0.33 per share, primarily related to costs associated with a U.S. salaried employee voluntary termination incentive program that will result in a reduction of approximately 400 employees by March 31, 2005.

For the fourth quarter 2003, as restated, Visteon reported a net loss of $829 million, or $6.60 per share. These results included asset impairment write-downs, an increase in deferred tax asset valuation allowances, and special charges totaling $720 million after-tax, or $5.73 per share.

Full Year 2004

For the full year 2004, Visteon recorded a net loss of $1.489 billion, or $11.88 per share. These results include non-cash write-downs of $871 million for increased valuation allowances against Visteon’s deferred taxes, $314 million for asset impairment write-downs, and $78 million for other special charges. In aggregate these items totaled $1.263 billion after tax, or $10.08 per share.

For the full year 2003, as restated, Visteon recorded a net loss of $1.190 billion or $9.46 per share. These results include the asset impairment write-downs, an increase in deferred tax asset valuation allowances and other special charges. In aggregate, after-tax, these items totaled $911 million, or $7.24 per share.

For the full year 2004, cash flow from operations was $427 million, a $57 million increase from 2003. Cash payments related to capital expenditures were $836 million for the full year 2004, $43 million lower than 2003. At year end 2004, Visteon had $752 million of cash and marketable securities, down $204 million from the previous year end.

2005 Outlook

Visteon is exploring strategic and structural changes to its business in the United States that would involve Ford and Visteon’s legacy businesses. Visteon is seeking a comprehensive agreement that could address a number of items. The discussions with Ford have been constructive and are ongoing.

Because of the uncertainty surrounding future market and economic conditions, combined with Visteon’s ongoing discussions with Ford, Visteon is not providing specific guidance at this time.

“In light of mounting challenges facing our business, we are identifying actions to improve the company’s cost structure and cash position,” said Johnston. “In addition to our strategic and structural discussions with Ford, we are taking actions to focus capital and engineering resources to growth areas only, and minimize the impact of material surcharges.”

The Board of Directors considers each quarter whether to declare a cash dividend, and has declared and paid a cash dividend each quarter since its spin off from Ford in 2000. In light of the uncertainty

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regarding future market conditions, Visteon’s current financial condition and the ongoing discussions with Ford, the Board intends to discuss its options regarding the cash dividend at its regularly scheduled February 9, 2005 meeting, including modification or suspension of the dividend.

Accounting Restatements

Effective in January 2002, Visteon amended its retiree health care benefits plan for certain of its U.S. employees. Effective in January 2004, a Visteon wholly owned subsidiary amended its retiree health care benefits plan for its employees. These amendments changed the eligibility requirements for participants in the plan. As a result of these amendments, Visteon changed the expense attribution periods, which eliminated cost accruals for younger employees and increased accrual rates for older participating employees. Prior to these amendments, Visteon accrued for the cost of the benefit from a participating employee’s date of hire, regardless of age. During the course of preparing Visteon’s 2004 financial statements, it was determined that the requirement to properly communicate these benefit changes to affected employees was not satisfied.

Further, analysis of the annual United Kingdom pension valuation identified pension expense related to special termination benefits provided under Visteon’s European Plan for Growth were not fully recognized in the company’s previous financial statements.

In addition to the employee benefit matters described above, Visteon also corrected the amount and timing of the recognition of certain tax adjustments made during the periods. As the company expects to repatriate earnings of foreign subsidiaries, adjustments were made to provide for the tax effects of foreign currency movements against the U.S. dollar. These adjustments impacted the timing of the recognition of deferred tax asset valuation allowances in the fourth quarter of 2003 and the third quarter of 2004. Further, the company recognized an additional valuation allowance for certain deferred tax assets that had previously been misclassified and not considered in the company’s 2003 deferred tax assessment.

As a result of these errors, Visteon’s management has recommended, and the Audit Committee has approved, the review and preliminary restatement of its financial statements for 2002, 2003 and the first three fiscal quarters of 2004. The restatements presented in the accompanying financial information include adjustments that had resulted from the changes described above. The preliminary restatements and adjustments reflected in the attached financial information are being reviewed and could change. Accordingly, investors are cautioned not to rely on the company’s historical financial statements for such periods. A preliminary summary of adjustments identified, including related tax effects, is set forth in the “Note to Financial Information.”

“Although the OPEB plan changes were disclosed in our public filings, we did not properly communicate these changes to employees who were affected,” explained Jim Palmer, executive vice president and chief financial officer. “Because of this lapse in communication, the action cannot be considered effective and we are reversing the change. This is a non-cash item and is unrelated to Ford’s recent OPEB reserve announcement. We are hopeful the review of this matter and other identified issues will be concluded shortly, allowing for a timely filing of our 2004 10-K.”

Visteon has concluded that the deficiencies in internal controls that led to the errors constitute a “material weakness,” as defined by the Public Company Accounting Oversight Board’s Auditing

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Standard No. 2. Consequently, management will be unable to conclude that Visteon’s internal controls over financial reporting are effective as of December 31, 2004. Furthermore, Visteon expects that PricewaterhouseCoopers LLP will issue an adverse opinion with respect to the company’s internal controls over financial reporting, which opinion will be included in Visteon’s 2004 Form 10-K.

Quarterly Conference Call Scheduled at 10 a.m. EST Today

A conference call will be hosted today, Monday, January 31 at 10 a.m. EST to discuss Visteon’s fourth quarter and full year 2004 financial results in further detail, as well as other related matters. To participate in the call, callers in the U.S. should dial 888-452-7086 and callers outside of the U.S. should dial 706-643-3752. Please call approximately 10 minutes before the start of the conference. For a replay of the conference, those in the U.S should dial 800-642-1687; outside the U.S., callers should dial 706-645-9291. The pass code to access the replay is 1098115 (domestic and international). The replay will be available for one week.

Visteon will provide a broadcast of the quarterly meeting for the general public via a live audio web cast. The conference call, along with the financial results release, presentation material and other supplemental information, can be accessed through Visteon’s web site at http://www.visteon.com/earnings.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 70,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 25 countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s North American vehicle production volumes; the successful completion of our discussions with Ford and, if successful, implementing structural changes that result from those discussions; our successful execution of internal performance plans and other cost-reduction and productivity efforts; charges resulting from asset impairment reviews, restructurings, employee reductions, acquisitions or dispositions; our ability to offset or recover significant material surcharges; the completion of the review of our prior period financial statements referred to in this press release and any adjustments that may result from such review; the effect of pension and other post-employment benefit obligations; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the year-ended December 31, 2003). We assume no obligation to update these forward-looking statements.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

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VISTEON CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA
(Preliminary and Unaudited)
(in millions, except per share amounts)

			2004
			over/(under)
	2004		Restated 2003 *
	Fourth	Full	Fourth	Full
	Quarter	Year	Quarter	Year
Sales
Ford and affiliates	$3,115	$13,015	$(174)	$(460)
Other customers	1,580	5,676	410	1,491

Total sales	$4,695	$18,691	$236	$1,031

Depreciation and amortization
Depreciation	$146	$580	$—	$8
Amortization	24	102	(2)	—

Total depreciation and amortization	$170	$682	$(2)	$8

Selling, administrative and other expenses	$266	$994	$6	$(14)

(Loss) before income taxes and minority interests	$(123)	$(489)	$496	$687

Net (loss)	$(115)	$(1,489)	$714	$(299)

Net (loss) per share
Basic and Diluted	$(0.92)	$(11.88)	$5.68	$(2.42)

Average shares outstanding
Basic and diluted	125.3	125.3	(0.4)	(0.5)

Special charges (1) (2)
Included in costs of sales	$(27)	$(382)	$(414)	$(352)
Included in selling, administrative and other expenses	(14)	(14)	—	(6)

Total pre-tax special charges	$(41)	$(396)	$(414)	$(358)

Special charges above, after-tax	$(41)	$(392)	$(252)	$(92)
Deferred tax asset valuation allowance	—	(871)	(427)	444

Total after-tax special charges	$(41)	$(1,263)	$(679)	$352

Special charges per share, based on average diluted shares outstanding above	$(0.33)	$(10.08)	$(5.40)	$2.84

Capital expenditures(3)	$274	$854	$36	$(25)

Cash provided by operating activities	$200	$427	$(138)	$57

Cash and borrowing (compared to December 2003 year-end)
Cash and marketable securities		$752		$(204)
Borrowing		2,021		203

* See Note to Financial Information which describes the restatement of previously reported financial information.

1	– Fourth Quarter 2004 amounts include $41 million ($41 million after-tax) related to restructuring and other actions. Full Year 2004 amounts include $82 million ($78 million after-tax) related to restructuring and other actions and $314 million ($314 million after-tax) related to fixed asset impairment write-downs.

2	– Fourth Quarter 2003 restated amounts include $48 million ($33 million after-tax) related to restructuring and other actions and $407 million ($260 million after-tax) related to non-cash fixed asset impairment write-downs. Full Year 2003 restated amounts include $318 million ($205 million after-tax) related to restructuring and other actions and $436 million ($279 million after-tax) related to fixed asset impairment write-downs.

2	– Includes amounts related to capital leases.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
(Preliminary and Unaudited)

	For the Years Ended
	December 31,			Fourth Quarter
		Restated	Restated		Restated
	2004	2003*	2002*	2004	2003*
	(in millions, except per share amounts)
Sales
Ford and affiliates	$13,015	$13,475	$14,779	$3,115	$3,289
Other customers	5,676	4,185	3,616	1,580	1,170

Total sales	18,691	17,660	18,395	4,695	4,459

Costs and expense
Costs of sales	18,135	17,806	17,612	4,535	4,812
Selling, administrative and other expenses	994	1,008	893	266	260

Total costs and expenses	19,129	18,814	18,505	4,801	5,072

Operating (loss)	(438)	(1,154)	(110)	(106)	(613)

Interest income	19	17	23	5	4
Bond extinguishment costs	11	—	—	—	—
Interest expense	104	94	103	29	23

Net interest expense	(96)	(77)	(80)	(24)	(19)
Equity in net income of affiliated companies	45	55	44	7	13

(Loss) before income taxes, minority interests and change in accounting	(489)	(1,176)	(146)	(123)	(619)
Provision (benefit) for income taxes	965	(15)	(69)	(15)	201

(Loss) before minority interests and change in accounting	(1,454)	(1,161)	(77)	(108)	(820)
Minority interests in net income of subsidiaries	35	29	28	7	9

(Loss) before change in accounting	(1,489)	(1,190)	(105)	(115)	(829)
Cumulative effect of change in accounting, net of tax	—	—	(265)	—	—

Net (Loss)	$(1,489)	$(1,190)	$(370)	$(115)	$(829)

Basic and diluted (Loss) per share
Before cumulative effect of change in accounting	$(11.88)	$(9.46)	$(0.82)	$(0.92)	$(6.60)
Cumulative effect of change in accounting	—	—	(2.07)	—	—

Basic and diluted	$(11.88)	$(9.46)	$(2.89)	$(0.92)	$(6.60)

Cash dividends per share	$0.24	$0.24	$0.24	$0.06	$0.06

* See Note to Financial Information which describes the restatement of previously reported financial information.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(Preliminary and Unaudited)

	December 31,
		Restated
	2004	2003*
	(in millions)
Assets
Cash and cash equivalents	$752	$953
Marketable securities	—	3

Total cash and marketable securities	752	956
Accounts receivable – Ford and affiliates	1,276	1,198
Accounts receivable – other customers	1,263	1,164

Total receivables	2,539	2,362
Inventories	889	852
Deferred income taxes	51	163
Prepaid expenses and other current assets	231	160

Total current assets	4,462	4,493
Equity in net assets of affiliated companies	227	215
Net property	5,319	5,369
Deferred income taxes	132	700
Other assets	203	270

Total assets	$10,343	$11,047

Liabilities and Stockholders’ Equity
Trade payables	$2,403	$2,270
Accrued liabilities	893	929
Income taxes payable	34	27
Debt payable within one year	508	351

Total current liabilities	3,838	3,577
Long-term debt	1,513	1,467
Postretirement benefits other than pensions	636	513
Postretirement benefits payable to Ford	2,135	2,090
Deferred income taxes	296	3
Other liabilities	1,491	1,505

Total liabilities	9,909	9,155

Stockholders’ equity
Capital stock
Preferred stock, par value $1.00, 50 million shares authorized, none outstanding	—	—
Common stock, par value $1.00, 500 million shares authorized, 131 million shares issued, 130 million and 131 million shares outstanding, respectively	131	131
Capital in excess of par value of stock	3,365	3,358
Accumulated other comprehensive (loss)	8	(53)
Other	(26)	(19)
Earnings retained for use in business (accumulated deficit)	(3,044)	(1,525)

Total stockholders’ equity	434	1,892

Total liabilities and stockholders’ equity	$10,343	$11,047

* See Note to Financial Information which describes the restatement of previously reported financial information.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
(Preliminary and Unaudited)

	For the Years Ended
	December 31,
		Restated	Restated
	2004	2003*	2002*
		(in millions)
Cash and cash equivalents at January 1	$953	$1,204	$1,024

Cash flows provided by operating activities	427	370	1,101

Cash flows from investing activities
Capital expenditures	(836)	(879)	(723)
Acquisitions and investments in joint ventures, net	—	(4)	—
Purchases of securities	—	(48)	(508)
Sales and maturities of securities	11	118	588
Other	34	25	36

Net cash used in investing activities	(791)	(788)	(607)

Cash flows from financing activities
Commercial paper (repayments) issuances, net	(81)	(85)	(194)
Other short-term debt, net	(20)	55	45
Proceeds from issuance of other debt, net of issuance costs	576	238	115
Principal payments on other debt	(32)	(121)	(245)
Repurchase of unsecured debt securities	(269)	—	—
Purchase of treasury stock	(11)	(5)	(24)
Cash dividends	(31)	(31)	(31)
Other, including book overdrafts	3	77	(4)

Net cash provided by (used in) financing activities	135	128	(338)

Effect of exchange rate changes on cash	28	39	24

Net (decrease) increase in cash and cash equivalents	(201)	(251)	180

Cash and cash equivalents at December 31	$752	$953	$1,204

* See Note to Financial Information which describes the restatement of previously reported financial information.

VISTEON CORPORATION AND SUBSIDIARIES

NOTE TO FINANCIAL INFORMATION

     The following table summarizes the anticipated adjustments to the previously reported financial information announced by Visteon. These adjustments impacted previously reported costs of sales, selling, general and other expenses and income tax expense on the statement of operations.

	Full	Fourth	Full	First Nine
	Year	Quarter	Year	Months
	2002	2003	2003	2004
		(in millions)
Net (loss), as originally reported	$(352)	$(863)	$(1,213)	$(1,299)
Accounting for change in inventory costing methodology (pre-tax)(1)	(9)	3	3	—
Accounting corrections for postretirement health care costs and pension costs (pre-tax)(2)	(20)	(11)	(29)	(28)
Tax impact of above (3)	11	18	25	—
Accounting correction for taxes (4)	—	32	32	(39)
Accounting correction for taxes (5)	—	(8)	(8)	(8)

Net (loss), as restated	$(370)	$(829)	$(1,190)	$(1,374)

Net (loss) per share – basic and diluted
As originally reported	$(2.75)	$(6.87)	$(9.65)	$(10.37)
As restated	$(2.89)	$(6.60)	$(9.46)	$(10.97)

1	– During the fourth quarter of 2004, Visteon changed the method of determining the cost of production inventory for U.S. locations from the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method. Visteon believes the FIFO method of inventory costing provides more meaningful information to investors and conforms all inventories to the same FIFO basis. In accordance with Accounting Principles Board Opinion No. 20, “Accounting Changes”, a change from the LIFO method of inventory costing to another method is considered a change in accounting principle that should be applied by retroactively restating all prior periods.

2	– Includes accounting corrections for U.S. postretirement life and health care costs to reverse the cumulative expense reductions that had been recorded from plan amendments which changed eligibility requirements for the retiree health care benefits for participating employees. As a result of these amendments, Visteon changed the expense attribution periods, which eliminated cost accruals for younger employees and increased the accrual rate for older participating employees. It was determined that the requirement of Statement of Financial Accounting Standards No. 106 to properly communicate these benefit changes to affected employees was not satisfied and that such expense reductions should not have been recorded. Further, based on an analysis of the annual United Kingdom pension actuarial valuation, amounts also include $5 million for the full year 2003 and fourth quarter of 2003 and $4 million for the first nine months of 2004 related to special termination benefits provided under Visteon’s European Plan for Growth which were not fully recognized in Visteon’s previous financial statements.

3	– Represents the deferred tax benefit of the pre-tax expense adjustments, net of any valuation allowances. The fourth quarter and full year 2003 amounts include $17 million to adjust the valuation allowance for the cumulative impact on deferred tax assets of the pre-tax adjustments.

4	– Represents an adjustment to provide U.S. deferred taxes for the impact of currency fluctuations on retained earnings of non-U.S. subsidiaries and the related adjustments to the required deferred tax asset valuation allowances in the fourth quarter of 2003 and the third quarter of 2004. Visteon expects to repatriate earnings of non-U.S. subsidiaries and must provide for the expected U.S. tax impact of the assumed future repatriation, including the impact of currency fluctuations. These amounts were originally provided for in the second quarter of 2004 in conjunction with Visteon’s completion of a full analysis and assessment of the Other Comprehensive Income balances, including the pre-spin periods. This adjustment was recorded to fully recognize the tax amounts as they arose in prior periods and to account for the related impact on the deferred tax asset valuation allowances recorded in the fourth quarter of 2003 and the third quarter of 2004.

5	– Represents accounting corrections to adjust the valuation allowance recorded against Visteon’s deferred tax assets. The fourth quarter and full year 2003 adjustment relates to certain foreign deferred tax assets that had been previously misclassified. The adjustment for the first nine months of 2004 relates to the impact of changes in foreign currency exchange rates on Visteon’s U.S. deferred tax liabilities for withholding taxes on unremitted foreign earnings.